As filed with the Securities and Exchange Commission on September 15, 2000
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                              THE AES CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                               4911                       54-1163725
(State or other jurisdiction of             (Primary Standard             (I.R.S. Employer
incorporation or organization)   Industrial Classification Code Number)  Identification No.)

                             1001 North 19th Street
                           Arlington, Virginia 22209
                                 (703) 522-1315
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Barry J. Sharp
                             1001 North 19th Street
                           Arlington, Virginia 22209
                                 (703) 522-1315
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Richard D. Truesdell, Jr.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            -----------------------


                                                CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                  Proposed Maximum       Proposed Maximum
          Title of Each Class                 Amount to be       Offering Price Per     Aggregate Offering         Amount of
     of Securities to be Registered          Registered(1)             Unit(1)                 Price          Registration Fee(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
   share ("Common Stock")...............       10,000,000             $60.66              $606,600,000              $160,143
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock ........................                                  -               $250,000,000(3)           $ 66,000
---------------------------------------------------------------------------------------------------------------------------------
Common Stock............................                                  -                     (4)                    -
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities ........................                                100%              $250,000,000(3)           $ 66,000
---------------------------------------------------------------------------------------------------------------------------------
Common Stock............................                                  -                     (5)                    -
=================================================================================================================================

(1) Or, if any securities are issued with an original issue discount, such greater amount as shall result in initial aggregate offering prices in the amounts set forth next to the title of each class of securities to be registered.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act on the basis of the market value of the outstanding common stock on September 8, 2000.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 (a) under the Securities Act.

(4) Shares of Common Stock as may be issued upon conversion of Preferred Stock registered hereby with a market price for such Common Stock of up to $250,000,000 in the aggregate as of the date of issuance of such Preferred Stock.

(5) Shares of Common Stock as may be issued upon conversion of Debt Securities registered hereby with a market price for such Common Stock of up to $250,000,000 in the aggregate as of the date of issuance of such Debt Securities.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   Subject to Completion, September 15, 2000


PROSPECTUS

                              THE AES CORPORATION
                                  Common Stock
                                Preferred Stock
                                Debt Securities

                            -----------------------


In connection with acquisitions of or investments in other businesses or assets, we may issue and sell, from time to time:

     o up to 10,000,000 shares of our common stock, $.01 par value per share,

     o up to $250,000,000 initial offering price of shares of our preferred stock, par value $.01 per share, issuable in series, and

     o    up to $250,000,000 initial offering price of debt securities.

Specific terms of these securities will be provided in supplements to this prospectus.

We anticipate that any acquisitions or investments will consist principally of acquisitions of and investments in other businesses and assets. The consideration for such acquisitions and investments may consist of shares of equity securities, cash, indebtedness, assumption of liabilities or any combination thereof.
                            -----------------------


This prospectus may be used by persons who receive shares of common stock, shares of preferred stock or debt securities in connection with acquisitions and investments by us and who wish to resell these securities. We have not authorized any person to use this prospectus in connection with resales of securities without our prior written consent.

Our common stock trades on the New York Stock Exchange under the symbol "AES."

                            -----------------------


Investing in these securities involves certain risks. See "Risk Factors" beginning on page 3.
                            -----------------------

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is          , 2000

                            -----------------------

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                           Page
                                                                           ----

About This Prospectus.........................................................2
Risk Factors..................................................................3
Where You Can Find More Information...........................................9
Incorporation of Documents by Reference......................................10
Special Note on Forward-Looking Statements...................................10
Use of Proceeds..............................................................10
Ratio of Earnings to Fixed Charges...........................................10
The Company..................................................................11
Description of Capital Stock.................................................11
Description of Debt Securities...............................................17
Offered Securities...........................................................26
Legal Matters................................................................27
Experts......................................................................27


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may issue and sell any combination of the securities described in this prospectus in connection with one or more acquisitions or investments. This prospectus provides you with a general description of the securities we may offer. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus has also been prepared for use by persons who receive securities in connection with acquisitions or investments by us. In connection with resales, a prospectus supplement, if required, will disclose the name of the selling stockholder as well as the specific terms of the resale. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  RISK FACTORS

     Purchasers of the Securities should read this entire Prospectus carefully. Ownership of the Securities involves certain risks. The following factors should be considered carefully in evaluating AES and its business before purchasing the Securities offered by this Prospectus.

     Our high degree of leverage could affect our ability to fulfill our obligations under our securities. We had approximately $15,720 million of outstanding indebtedness as of June 30, 2000. As a result, we might be significantly limited in our ability to meet our debt service obligations, to finance the acquisition, development or completion of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of June 30, 2000, we had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 69%.

     Holders of our Debt Securities will be subordinated to many of our other creditors. The Senior Subordinated Debt Securities will be subordinated to all Senior Debt, including, but not limited to, the amounts outstanding under our current $850 million revolving credit facility. The Junior Subordinated Debt Securities will be subordinated to all of our Senior and Senior Subordinated Debt, including, but not limited to, the amounts outstanding under our current $850 million revolving credit facility. As of June 30, 2000, we had approximately $1,677 million in aggregate principal amount of Senior Debt (which includes $277 million of letters of credit) and $2,744 million in aggregate principal amount of Senior and Senior Subordinated Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of Senior Debt will be entitled to receive payment in full of all amounts due under all Senior Debt before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the Senior Subordinated Debt Securities; holders of Senior and Senior Subordinated Debt will be entitled to receive payment in full of all amounts due under all Senior and Senior Subordinated Debt before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the Junior Subordinated Debt Securities.

     No payments in respect of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities may be made

     o if a default has occurred and is continuing in a payment under the Senior Debt or Senior and Senior Subordinated Debt, respectively, or

     o during certain periods when an event of default under certain Senior Debt or Senior and Senior Subordinated Debt, respectively, permits the respective lenders thereunder to accelerate the maturity thereof.

     See "Description of Debt Securities-- Subordination of Senior Subordinated Debt Securities" and "Description of Debt Securities-- Subordination of Junior Subordinated Debt Securities."

     The Debt Securities will be effectively subordinated to the indebtedness and other obligations (including trade payables) of our subsidiaries. At June 30, 2000, the indebtedness and obligations of our subsidiaries aggregated approximately $16,265 million. Our ability to pay principal of, premium, if any, and interest on the Debt Securities will be dependent upon the receipt of funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise. Most of our subsidiaries with interests in power generation facilities currently are obligated, pursuant to loan agreements or indentures, to satisfy certain restricted payment covenants before they may make distributions to us. Moreover, unless otherwise provided in the prospectus supplement, the Indentures for the Debt Securities will permit our subsidiaries to maintain or add to such restrictions. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Debt Securities. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of the Debt Securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary).

     We do a significant amount of our business outside the United States which presents significant risks. Our involvement in the development of new businesses and the acquisition of existing plants in locations outside the United States is increasing and a large portion of our current development and acquisition activities are for projects and plants outside the United States.

     The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, regulation of the electricity business, currency inconvertibility, tax law, political instability, civil unrest, and expropriation) and other credit quality, liquidity or structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which we may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations has become more difficult. Even when such non-recourse financing is available, lenders may require us to make higher equity investments than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

     The uncertainty of the legal environment in certain countries in which we are or in the future may be developing, constructing or operating could make it more difficult for us to enforce our respective rights under agreements relating to such businesses. In addition, the laws and regulations of certain countries may limit our ability to hold a majority interest in some of the businesses that we may develop or acquire. International businesses we own may, in certain cases, be expropriated by applicable governments. Although we may have legal recourse in enforcing our rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful or resolved in a timely manner.

     Global competition is increasing and could adversely affect us. The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than ours. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where we sell or intend to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on us.

     Development uncertainties. The majority of the projects that we develop are large and complex and the completion of any such project is subject to substantial risks. Development can require us to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which we may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that we will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of our projects. There can be no assurance that development efforts on any particular project, or our efforts generally, will be successful. If these development efforts are not successful, we may abandon a project under development. At the time of abandonment, we would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. Our future growth is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and our ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of our projects could, under certain circumstances, have an adverse effect on our ability to meet our obligations, including the payment of principal of, premium, if any, and interest on Debt Securities. We may also be faced with certain development uncertainties arising out of doing business outside of the United States. See "--We do a significant amount of our business outside the United States which presents significant risks. "

     Our acquisitions may not perform as expected. We have achieved a majority of our growth through acquisitions and expect that we will continue to grow, in part, through acquisitions. Although each of the acquired businesses had a significant operating history at the time we acquired them, we have a limited history of owning and operating many of these businesses. In addition, most of these businesses were government owned and some were operated as part of a larger integrated utility prior to their acquisition. There can be no assurances that we will be successful in transitioning these to private ownership, that such businesses will perform as expected or that the returns from such businesses will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

     We may not be able to raise sufficient capital to fund acquisitions and greenfield projects or refinance existing debt. Each of our projects under development and those independent power facilities we have committed to acquire or may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions, and may be necessary to refinance certain existing debt. We have utilized project financing loans to fund the capital expenditures associated with constructing and acquiring our electric power plants and related assets to the extent possible. Project financing borrowings have been substantially non-recourse to our other subsidiaries and affiliates and to us as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. We intend to continue to seek, where possible, such non-recourse project financing. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or our traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, we have sought and will continue to seek, in such locations, direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, we may determine that sufficient financing will ultimately not be available to fund the related project. In addition, we are frequently required to provide more sponsor equity for projects that sell their electricity into the merchant market than for projects that sell their electricity under long term contracts.

     In addition to the project financing loans, if available, we provide a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under our short-term credit facilities and issuances of senior notes, senior subordinated notes, convertible debentures, convertible trust preferred securities and common stock.

     Our ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, rating agency ratings, investor confidence, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, we may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of our currently operating facilities or facilities under construction, such a decision would affect our future growth.

     The performance of our generation business is dependent to a large degree on certain of our larger projects and their customers. The nature of most of our generation plants (based on revenues) is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. The prolonged failure of any significant customer to fulfill its contractual obligations could have a substantial negative impact on these revenues. We have sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

     Our revenues are becoming less predictable. Our business primarily consists of businesses with long-term contracts or retail concessions, and we expect the contract-based portfolio to be an effective hedge against future energy and electricity market price risks. However, an increasing proportion of our current and expected future revenues are derived from businesses without significant long-term revenue contracts. Our increasing reliance on non-contract businesses could cause our results of operations to become more volatile.

     Our distribution businesses are subject to greater regulatory scrutiny than our generation business. Our distribution businesses face increased regulatory and political scrutiny in the normal conduct of their operations. This scrutiny may adversely impact our results of operations, to the extent that such scrutiny or pressure prevents us from reducing losses as quickly as we planned or denies us a rate increase called for by our concession agreements. In general, these businesses have lower margins and are more dependent on regulation to ensure expected annual rate increases for inflation and increased power costs, among other things. There can be no assurance that these rate reviews will be granted, or occur in a timely manner.

     We are subject to significant government regulation. Our generation business in the United States is subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, commonly referred to as PURPA, and the Public Utility Holding Company Act, as amended, commonly referred to as PUHCA. PURPA provides to qualifying facilities, commonly referred to as QFs, certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. It is necessary for us to obtain approval under PUHCA in order to maintain majority ownership in our domestic power plants that are QFs. Currently a material portion of our domestic revenues are received from QFs. Moreover, all of our domestic non-QF plants are Exempt Wholesale Generators, commonly referred to as EWGs. An EWG is a facility that has been authorized by the U.S. Federal Energy Regulatory Commission, commonly referred to as the FERC, to sell wholesale power at market-based rates. We enjoy exemptions under PUHCA related to our foreign utility acquisitions and holdings. We cannot ensure that we will be able to maintain appropriate PUHCA exemptions for all of our businesses. If we decide to acquire another U.S. utility or utility assets, we may be required to divest either all or part of CILCORP or take other steps resulting in a loss of control or as may be required by the Securities and Exchange Commission. We believe that, upon the occurrence of an event that would threaten the QF status of one of our domestic plants, we would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event we were unable to avoid the loss of such status for one of our plants, to avoid public utility holding company status, we could apply to the FERC to obtain status as an EWG, or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from our consolidated income tax group or our consolidated financial statements, or an increase or decrease in our results of operations.

     Pending electric utility industry restructuring proposals could have an adverse effect on us. Several states have passed legislation that allows electricity customers to choose their electricity supplier in a competitive electricity market (so-called "retail access" or "customer choice" laws), and all but two of the remaining states are considering such legislation. In addition to state restructuring legislation, some members of Congress have proposed new Federal legislation to encourage customer choice and recovery of stranded assets. Several bills have been submitted to Congress on electricity restructuring. In anticipation of restructuring legislation, many U.S. utilities are seeking ways to lower their costs in order to become more competitive. These include the costs that utilities are required to pay under QF contracts. Many utilities are therefore seeking ways to lower these contract prices by renegotiating the contracts, or in some cases by litigation. In 1999, we renegotiated contracts for two of our QFs--Thames (a partial prepayment) and Placerita (a complete buyout). The Thames transaction has been approved by the Connecticut Department of Public Utilities Commission.

     The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit margin for United States electricity sellers. Falling electricity prices, the introduction of commodity markets for electricity and uncertainty as to the future structure of the industry has rendered the long-term power purchase contracts obsolete. As a result, in the generation business we are increasingly dependent upon prices for electricity determined in electricity spot markets. Such prices can be very volatile and the effect on us of this volatility cannot be predicted.

     The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow power generators and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical interconnection. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event that PUHCA is repealed, competition would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on us.

     From time to time we are subject to material litigation and regulatory proceedings. From time to time, we and our affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in our Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on our consolidated financial position.

     Our business is subject to stringent environmental regulations. Our activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. These regulations generally involve effluents into the water, emissions into the air, the use of water, wetlands preservation, waste disposal, endangered species, and noise regulation, among others. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of our power plants. There can be no assurance that we would be able to recover all or any increased costs from our customers or that our business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. We have made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on our financial condition or results of operations.

     Our directors and officers have significant ownership interests in us and can exert significant influence or control over matters requiring stockholder approval. As of February 4, 2000 our two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 18.4% of our outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over our affairs, including the election of our directors. As of February 4, 2000, all of our officers and directors and their immediate families together owned beneficially approximately 24.9% of our outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of our directors, our management and policies and any action requiring stockholder approval, including significant corporate transactions.

     Our adherence to our "shared principles" could have an adverse impact on our results of operations. A core part of our corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. We seek to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if we perceive a conflict between these principles and profits, we will try to adhere to our principles -- even though doing so might result in diminished or foregone opportunities or financial benefits.

     Shares eligible for future sale. From time to time, our subsidiaries incur indebtedness that is secured by a pledge of shares of our common stock held by that subsidiary. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of our common stock.

     Risk of fraudulent transfer. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of our creditors in a lawsuit to subordinate or avoid Debt Securities in favor of our other existing or future creditors. Under applicable provisions of the U.S. Bankruptcy code or comparable provisions of state fraudulent transfer or conveyance laws, if we at the time of issuance of Debt Securities,

     o incurred such indebtedness with intent to hinder, delay or defraud any of our present or future creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or

     o received less than reasonably equivalent value or fair consideration for issuing Debt Securities and we:

          o    were insolvent,

          o    were rendered insolvent by reason of
               the issuance of the Debt Securities,

          o were engaged or about to engage in business or a transaction for which our remaining assets constitute unreasonably small capital to carry on our business, or

          o intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature,

     then, in each case, a court of competent jurisdiction could void, in whole or in part, the Debt Securities.

     Among other things, a legal challenge of the Debt Securities on fraudulent conveyance grounds may focus on the benefits, if any, realized by us as a result of our issuance of the Debt Securities.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, were greater than all of our assets at fair valuation or if the present fair market value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the holders of the Debt Securities.

     Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Debt Securities are being incurred without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that we, after the issuance of the Debt Securities, will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

     There is no prior public market for many of the securities that may be offered pursuant to this prospectus -- as a result there could be significant price volatility for such securities. Prior to the offering, there has been no public market for many of the securities that may be offered pursuant to this prospectus. There can be no assurance that an active trading market for any of such securities will develop or be sustained. If such a market were to develop, such securities could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission You may read and copy any document that we file at the public reference rooms of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov, from where you can access our filings.

     This prospectus constitutes part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information on AES and the securities offered hereby. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. In particular, our annual filing on Form 10-K will supersede all previously filed annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we issue and sell all of the securities:

     (a) Annual Report and Amended Annual Report on Form 10-K for the year ended December 31, 1999;

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

     (c) Current Reports on Form 8-K filed on February 11, 2000, May 8, 2000, May 12, 2000, June 21, 2000, July 27, 2000, July 28, 2000, August 18,
          2000 and September 1, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning the office of William R. Luraschi, Vice President, General Counsel and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia, telephone number (703) 522-1315.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward- looking statements are subject to risks, uncertainties, and assumptions related to AES, including those set forth under "Risk Factors" in this prospectus and those set forth under the caption "Cautionary Statements and Risk Factors" in our annual report on Form 10-K, which is incorporated by reference in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     This prospectus relates to shares of common stock, shares of preferred stock and debt securities which may be offered and issued by AES from time to time in connection with acquisitions of or investments in other businesses or assets. Other than the businesses or assets acquired, there will be no proceeds to AES from these offerings.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges is as follows:

                                                                          Six
                                                                         Months
                                                                         Ended
                                           Year Ended December 31,      June 30,
                                         ----------------------------   --------
                                         1995  1996  1997  1998  1999     2000
                                         ----  ----  ----  ----  ----   --------
Ratio of earnings to fixed charges...... 2.20  1.88  1.46  1.65  1.50      1.51

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus depreciation of previously capitalized interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies, less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges, less preference security dividend requirements of a consolidated subsidiary. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and capitalized expenses, preference security dividend requirements of a consolidated subsidiary, and that portion of rental expense which we believe to be representative of an interest factor.

     During the period from January 1, 1995 until June 30, 2000, no shares of preferred stock were issued or outstanding, and during that period we did not pay any preferred stock dividends.

                                  THE COMPANY

     We are a global power company committed to serving the world's needs for electricity in a socially responsible way. Our electricity "generation" business consists of sales to wholesale customers (generally electric utilities, regional electric companies or wholesale commodity markets known as "power pools") for further resale to end-users. We also sell electricity directly to end-users such as commercial, industrial, governmental and residential customers through our "distribution" business.

     Sales within our generation business are made under long-term contracts from power plants owned by our subsidiaries and affiliates, as well as directly into power pools. We own new plants constructed for such purposes ("greenfield" plants) as well as older power plants acquired through competitively bid privatization initiatives or negotiated acquisitions.

     Electricity sales by our distribution businesses, including affiliates, are generally made pursuant of the provisions of long-term electricity sale concessions granted by the appropriate governmental authorities. In certain cases, these distribution companies are "integrated", in that they also own electric power plants for the purpose of generating a portion of the electricity they sell.

                          DESCRIPTION OF CAPITAL STOCK

     Under our certificate of incorporation (the "Certificate of Incorporation"), we are authorized to issue 1,200,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, no par value.

     The following summary contains a description of certain general terms of the common stock and the preferred stock to which any prospectus supplement may relate. Certain terms of any series of preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating thereto. If indicated in the prospectus supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the common stock and the preferred stock is subject to and qualified by reference to the provisions of our certificate of incorporation, and, in the case of the preferred stock, to the certificate of designation (the "Certificate of Designation") relating to each particular series of preferred stock which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

     As of July 31, 2000, there were 456,774,338 shares of common stock outstanding.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available to pay dividends. If we liquidate our business, the holders of common stock are entitled to share ratably in all assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock in respect of which this prospectus is being delivered will be fully paid and non-assessable.

     The transfer agent for our common stock is EquiServe.


Price Range of AES Common Stock and Common Stock Dividends

     Our common stock is traded on the New York Stock Exchange under the symbol "AES." The following table sets forth for the periods indicated the intra-day high and low sale prices for the common stock as reported on the Composite Tape. In April 2000, we announced a two-for-one stock split, in the form of a stock dividend, for holders of record on May 1, 2000 of our common stock, which was paid on June 1, 2000. The prices set forth below are adjusted for such stock split.

                                                             High          Low
                                                           --------     --------
1998
   First Quarter...........................................$  27.16     $  19.69
   Second Quarter..........................................   29.00        22.82
   Third Quarter...........................................   27.69        11.50
   Fourth Quarter..........................................   23.69        16.00
1999
   First Quarter...........................................$  24.63     $  16.41
   Second Quarter..........................................   29.88        18.38
   Third Quarter...........................................   33.35        26.53
   Fourth Quarter..........................................   38.19        25.22
2000
   First Quarter...........................................$  44.72     $  34.25
   Second Quarter..........................................   49.63        35.56
   Third Quarter (through September 14, 2000) .............   67.50        45.13

     No cash dividends have been paid on common stock since December 22, 1993 in order to provide capital for our equity investments in projects.

     Our ability to declare and pay dividends is dependent, among other things, on

     o the ability of our project subsidiaries to declare and pay dividends and otherwise distribute cash to us;

     o    our ability to service our parent company debt and

     o our ability to meet certain criteria for paying dividends under our corporate credit facility and under existing indentures of our debt securities.

     The ability of our subsidiaries to declare and pay dividends and otherwise distribute cash to us is subject to certain limitations in the project loans and other documents entered into by our project subsidiaries. These limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of these periods and only after payment of principal and interest on project loans due at the end of these periods.

     Cash dividend payments on common stock are limited to a certain percentage of cash flow under our corporate credit agreement. The indentures relating to our existing senior subordinated notes preclude the payment of cash dividends if:

     o at the time of a payment of cash dividends or after giving effect thereto an event of default occurred;

     o an event that would become an event of default occurred and is continuing;

     o    certain fixed charge coverage ratios are not met or

     o if the payment of dividends, together with other restricted payments, would exceed certain limits.

Preferred Stock

     As of July 31, 2000, there were no shares of Preferred Stock outstanding.

     Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights. The prospectus supplement will describe the terms of any preferred stock being offered, including:

     o the specific designation, number of shares, seniority and purchase price;

     o    any liquidation preference per share;

     o    any date of maturity;

     o    any redemption, repayment or sinking fund provisions;

     o any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

     o    any voting rights;

     o if other than the currency of the United States, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

     o the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

     o whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

     o the place or places where dividends and other payments on the preferred stock will be payable; and

     o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. Any shares of preferred stock that are issued would have priority over the common stock with respect to dividend or liquidation rights or both.

     The transfer agent for each series of preferred stock will be described in the applicable prospectus supplement.

Description of Certain Provisions of Our Certificate of Incorporation and
By-Laws

     Our Certificate of Incorporation and By-Laws contain several provisions that may make the acquisition of control of AES through a tender offer, open market purchases, a proxy fight or otherwise more difficult. Below is a description of certain of these provisions in the Certificate of Incorporation and By-Laws.

     Special Meetings of Stockholders. Our By-Laws provide that, unless otherwise prescribed by law, special meetings of stockholders may be called by a resolution adopted by a majority of the entire board of directors, by the chairman of the board of directors or by the president. Only business as specified in the notice of stockholders of the special meeting shall be considered.

     Stockholder Nomination of Directors. Our By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to our secretary of the intent to make a nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of the annual meeting. With respect to a special meeting, the notice must be given not later than the close of business on the seventh day following the earlier of

     o the date on which notice of such special meeting is first given to stockholders and

     o the date on which a public announcement of such meeting is first made.

     Each notice must include:

     o the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated;

     o a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder;

     o other information regarding each nominee proposed as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act and

     o    the consent of each nominee to serve if elected.

     The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

     The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

     Elimination of Liability; Indemnification. Except as described below, the Certificate of Incorporation eliminates the liability of members of our board of directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not release directors of liability under Section 174 of the Delaware General Corporation Law (the "GCL"), which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

     Under our By-Laws, and in accordance with Section 145 of the GCL, we shall indemnify to the fullest extent permitted by the GCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative or investigative proceedings by reason of the fact that the person is or was a director or officer of or employed by us, or is or was serving in that capacity or as an agent at the request of us for another entity. Our indemnification covers expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. We will indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in the performance of his or her duty. Derivative actions are actions by us or in the right of us to procure a judgment in our favor. Agents of ours may be similarly indemnified at the discretion of the board of directors.

     Under Section 145 of the GCL, a similar duty of care is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of a derivative action and then, where the person is adjudged to be liable to us, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought determines that the person is fairly and reasonably entitled to the indemnity and only for those expenses as the court deems proper.

     Pursuant to our By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by us. However, these advances will only be made if the indemnified person undertakes to repay all advanced amounts if it is determined that the person is not entitled to indemnification.

     In addition, under our By-Laws, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or of another corporation against any liability arising out of the person's status as director, officer, employee or agent of us whether or not we would have the power to indemnify such person against such liability under the provisions of our By-Laws. We maintain directors' and officers' insurance.

Depositary Shares

     General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the application prospectus supplement) of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the Securities and Exchange Commission in connection with the offering of the specific depositary shares.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

     Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities may consist of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The Senior Debt Securities will be issued under an indenture (the "Senior Debt Indenture") between AES, as issuer, and either Bank One, National Association (formerly known as The First National Bank of Chicago) or The Bank of New York, as trustee. The Senior Subordinated Debt Securities will be issued under an indenture (the "Senior Subordinated Debt Indenture") between AES, as issuer, and either Bank One, National Association (formerly known as The First National Bank of Chicago) or The Bank of New York, as trustee. The Junior Subordinated Debt Securities will be issued under an indenture (the "Junior Subordinated Debt Indenture") between AES, as issuer, and either Bank One, National Association (formerly known as The First National Bank of Chicago) or The Bank of New York, as trustee. The Senior Debt Indenture, the Senior Subordinated Debt Indenture and the Junior Subordinated Debt Indenture are collectively referred to herein as the "Indentures."

     The Indentures have been incorporated by reference or included herein as exhibits to the registration statement of which this Prospectus is a part and are also available for inspection at the office of the trustee. The Indentures are subject to and governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Section references contained herein are applicable to each of the Indentures. The following summaries of the Indentures are not complete. Where reference is made to particular provisions of the Indentures, these provisions, including definitions of certain terms, are incorporated by reference. The Indentures are substantially identical except for provisions relating to subordination.

General

     None of the Indentures limits the amount of debt securities which may be issued thereunder. Each Indenture provides that debt securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized by us from time to time. The prospectus supplement will describe the terms of any debt securities being offered (the "Offered Debt Securities") including:

     o the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities;

     o    the date or dates on which the Offered Debt Securities mature;

     o the rate or rates per annum at which the Offered Debt Securities will bear interest and the method of calculating interest rates, if any;

     o the dates on which any interest will be payable and the record dates for any interest payments;

     o any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability provisions;

     o the place where the principal of and interest on the Offered Debt Securities will be payable;

     o if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Debt Securities will be issuable;

     o whether the Offered Debt Securities will be issued in the form of Global Securities (as defined below) or certificates;

     o additional provisions, if any, relating to the defeasance of the Offered Debt Securities;

     o the currency or currencies, if other than the currency of the United States, in which payment of the principal of and interest on the Offered Debt Securities will be payable;

     o whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities;

     o any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. Person (as defined in each prospectus supplement relating to any particular series of debt securities offered thereby) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem these Offered Debt Securities rather than pay the additional amounts;

     o    the dates on which premium, if any, will be payable;

     o our right, if any, to defer payment of interest and the maximum length of any deferral period;

     o    any listing on a securities exchange;

     o    the initial public offering price and

     o other specific terms, including any additional events of default or covenants provided for with respect to the Offered Debt Securities.

     As described in each prospectus supplement relating to any particular series of debt securities offered thereby, the indenture may contain covenants limiting:

     o    the incurrence of debt by us;

     o    the incurrence of debt by subsidiaries of us;

     o    the making of certain payments by us and our subsidiaries;

     o    subsidiary mergers;

     o    business activities of us and our subsidiaries;

     o    the issuance of preferred stock of subsidiaries;

     o    asset dispositions;

     o    transactions with affiliates;

     o    liens and

     o    mergers and consolidations involving AES.

Book-Entry Systems

     If so specified in any prospectus supplement relating to debt securities, debt securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

     The Depositary has advised us that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     When a Global Security is issued in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by each Global Security to the participants' accounts. The accounts to be credited will be designated by the underwriters, dealers, or agents, if any. If debt securities are offered and sold directly by us, we will designate the accounts to be credited. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, the participants' records. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the owner of record of a Global Security, we consider the Depositary or its nominee the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture under which the debt securities are issued. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the debt security represented by the Global Security registered in their names, and will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture under which these debt securities are issued. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary. Persons who are not participants must rely on the procedures of the participant through which they own their interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest on debt securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or nominee, as the registered owner. None of AES, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     We have been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. We expect that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole:

     o    by the Depositary to a nominee or successor of the Depositary or

     o    by a nominee of the Depositary to another nominee of the Depositary.

     A Global Security representing all but not part of an offering of debt securities hereby is exchangeable for debt securities in definitive form of like tenor and terms if:

     o The Depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security or if at any time the Depositary is no longer eligible to be in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or become aware of the ineligibility or

     o We in our sole discretion at any time determine not to have all of the debt securities represented in an offering of Offered Debt Securities by a Global Security and notify the trustee thereof.

     A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in the names and in the authorized denominations as the Depositary for the Global Security shall direct. The debt securities of a series may also be issued in the form of one or more bearer global debt securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and Clearstream, or with a nominee for that depositary identified in the prospectus supplement relating to the series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a Bearer Global Security will be described in the prospectus supplement.

Senior Debt Securities

     The payment of principal, premium, if any, and interest on the Senior Debt Securities will, to the extent and in the manner set forth in the Senior Debt Indenture, rank equally with all unsecured and unsubordinated debt.

Subordination of Senior Subordinated Debt Securities

     The payment of principal, premium, if any, and interest on the Senior Subordinated Debt Securities will, to the extent and in the manner set forth in the Senior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all Senior Debt.

     Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal, premium, if any, or interest on the Senior Subordinated Debt Securities.

     No payments of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by us if a default in any payment with respect to Senior Debt has occurred and is continuing. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior Debt pursuant to which the maturity thereof may be accelerated, no payments of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by us for a period (the "Payment Blockage Period") beginning on the date of delivery of written notice of the holders and ending 179 days thereafter (unless the Payment Blockage Period shall be terminated by written notice to the trustee from the holders of Designated Senior Debt or from an agent of these holders, or the event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Senior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the beginning of any Payment Blockage Period shall be the basis for the beginning of any subsequent Payment Blockage Period by the holders of Designated Senior Debt, unless such event of default shall have been cured or waived for a period of not less than 90 days.

     Due to this subordination, in the event of insolvency, funds that would otherwise be payable to holders will be paid to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full, and we may be unable to meet fully our obligations with respect to the Senior Subordinated Debt Securities.

     "Debt" is defined to mean, with respect to any person at any date of determination (without duplication):

     o    all indebtedness for borrowed money;

     o all obligations evidenced by bonds, debentures, notes or other similar instruments;

     o all obligations in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto);

     o all obligations to pay the deferred purchase price of property or services, except trade payables;

     o    all obligations as lessee under capitalized leases;

     o all Debt of others secured by a lien on any asset of the person, whether or not the Debt is assumed by that person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to that Debt is limited to that asset, the amount of that Debt shall be limited to the lesser of the fair market value of the asset or the amount of the Debt;

     o all Debt of others guaranteed by that person to the extent that Debt is guaranteed by such person;

     o all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and,

     o to the extent not otherwise included in this definition, all obligations under currency agreements and interest rate agreements.

     "Designated Senior Debt" is defined to mean:

     o Debt under the Credit Agreement dated as of August 2, 1996 (the "Credit Agreement") among The AES Corporation, the banks named on the signature pages thereof and the Morgan Guaranty Trust Company of New York, as agent for the banks, as such Credit Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time; and

     o    Debt constituting Senior Debt which, at the time of its determination

          o    has an aggregate principal amount of at least $30 million; and

          o    is specifically designated by us as "Designated Senior Debt."

     "Senior Debt" is defined to mean the principal of, premium, if any, and interest on all of our Debt whether created, incurred or assumed before, on or after the date of the Senior Subordinated Debt Indenture; provided that Senior Debt shall not include:

     o our 8.875% Senior Subordinated Debentures due 2027, 8.50% Senior Subordinated Notes due 2007, 8.375% Senior Subordinated Notes Due 2007 and our 10.25% Senior Subordinated Notes due 2006 which rank equally with the Senior Subordinated Debt Securities;

     o    our Debt to any affiliate;

     o Debt of ours that, when incurred, and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse;

     o any other Debt of ours which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Senior Subordinated Debt Securities; and

     o    our redeemable stock.

Subordination of Junior Subordinated Debt Securities

     The payment of principal, premium, if any, and interest on the Junior Subordinated Debt Securities will, to the extent and in the manner set forth in the Junior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all our Senior and Subordinated Debt.

     Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal, premium, if any, or interest on the Junior Subordinated Debt Securities.

     No payments of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Securities may be made by us if a default in any payment with respect to Senior and Subordinated Debt has occurred and is continuing. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, no payments on account of principal, premium, if any, or interest may be made by us during a Payment Blockage Period in respect of these Junior Subordinated Debt Securities (unless the Payment Blockage Period is terminated by written notice to the trustee from the holders of Designated Senior and Subordinated Debt or from an agent of such holders, or the event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Junior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the beginning of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating the Payment Blockage Period shall be the basis for the beginning of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Due to this subordination, in the event of insolvency, funds that would otherwise be payable to holders of Junior Subordinated Debt Securities will be paid to the holders of Senior and Subordinated Debt to the extent necessary to pay the Debt in full, and we may be unable to meet fully our obligations with respect to the Junior Subordinated Debt Securities.

     "Designated Senior and Subordinated Debt" is defined to mean

     o    Debt under the Credit Agreement; and

     o Debt constituting Senior and Subordinated Debt which, at the time of its determination

     o    has an aggregate principal amount of at least $30 million; and

     o is specifically designated in the instrument as "Designated Senior and Subordinated Debt" by us.

     "Senior and Subordinated Debt" is defined to mean the principal, premium, if any, and interest on all of our Debt whether created, incurred or assumed before, on or after the date of the Junior Subordinated Debt Indenture; provided that Senior and Subordinated Debt shall not include

     o    our Debt to any affiliate;

     o Debt of ours that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse;

     o any other Debt of ours which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Junior Subordinated Debt Securities, and in particular the Junior Subordinated Debt Securities shall rank equally with all other debt securities and guarantees issued to an AES Trust or any other trust, partnership or other entity affiliated with us which is a financing vehicle of ours in connection with an issuance of preferred securities by that financing entity and

     o    our redeemable stock.

Events of Default

     An Event of Default, as defined in the Indentures and applicable to debt securities issued thereunder, will occur with respect to the debt securities of any series issued under the Indentures if:

     1. we default in paying principal or premium, if any, on any debt security when due, upon acceleration, redemption, mandatory repurchase, or otherwise;

     2. we default in paying interest on any debt security when it becomes due, and the default continues for a period of 30 days;

     3. we default in performing or breach any other covenant or agreement in the Indentures and the default or breach continues for a period of 60 consecutive days after written notice by the trustee or by the holders of 25% or more in aggregate principal amount of the debt securities of all series issued under an Indenture;

     4.   a court having jurisdiction enters a decree or order for

          o relief in respect of AES or any of our Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

          o appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of our Material Subsidiaries or for all or substantially all of the property and assets of AES or any of our Material Subsidiaries or

          o the winding up or liquidation of the affairs of AES or any of our Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

     5.   AES or any of its Material Subsidiaries

          o commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

          o consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of its Material Subsidiaries or for all or substantially all of the property and assets of AES or any of its Material Subsidiaries or

          o    effects any general assignment for the benefit of creditors; or

     6. any other Events of Default set forth in the applicable prospectus supplement occur.

     If an Event of Default (other than an Event of Default specified in clause
(4) or (5) with respect to AES) occurs with respect to the debt securities of any series and continues, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities may, by written notice to us, and the trustee at the request of at least 25% in principal amount of the outstanding debt securities will, declare the principal, premium, if any, and accrued interest on the outstanding debt securities to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.

     If an Event of Default specified in clause (4) or (5) above occurs with respect to AES, the principal, premium, if any, and accrued interest on the debt securities shall be immediately due and payable, subject to the prior payment in full of all Senior Debt, without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding debt securities may, by written notice to us and to the trustee, waive all past defaults with respect to debt securities and rescind and annul a declaration of acceleration with respect to debt securities of that series and its consequences if:

     o all existing Events of Default applicable to debt securities of that series, other than the nonpayment of the principal, premium, if any, and interest on the debt securities that have become due solely by that declaration of acceleration, have been cured or waived and

     o the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     For information as to the waiver of defaults, see "-- Modification and Waiver."

     The holders of at least a majority in principal amount of the outstanding debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities who did not join in giving that direction and the trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding debt securities. A holder may not pursue any remedy with respect to the applicable Indenture or the debt securities of any series unless:

     o the holder gives the trustee written notice of a continuing Event of Default;

     o the holders of at least 25% in principal amount of outstanding debt securities make a written request to the trustee to pursue the remedy;

     o the holder or holders offer and, if requested, provide the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

     o the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and

     o with that 60-day period, the holders of at least a majority in principal amount of the outstanding debt securities do not give the trustee a direction that is inconsistent with the request.

     However, these limitations do not apply to the right of any holder of a debt security to receive payment of the principal, premium, if any, or interest on, that debt security or to bring suit for the enforcement of any payment, on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder.

     Each of the Indentures requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers' knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under any of the Indentures.

     "Material Subsidiary" of a Person is defined to mean, as of any date, any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act of 1933.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Modification and Waiver

     The Indentures may be amended or supplemented without the consent of any holder of debt securities to:

     o    cure ambiguities, defects, or inconsistencies;

     o comply with the terms in "Restriction on Mergers, Consolidations and Sales of Assets" described below;

     o comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939;

     o evidence and provide for the acceptance of appointment with respect to the debt securities by a successor Trustee;

     o    establish the form or forms of debt securities of any series;

     o provide for uncertificated debt securities and to make all appropriate changes for such purpose; and

     o make any change that does not adversely affect the rights of any holder.

     Other modifications and amendments of the Indentures may be made with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment (all such series voting together as a single class). However, no modification or amendment may, without the consent of each holder affected:

     o change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, any debt security;


     o reduce the principal amount, premium, if any, or interest on, any debt security;

     o reduce the above-stated percentage of outstanding debt securities, the consent of whose holders is necessary to modify or amend that Indenture with respect to the debt securities of any series issued under that Indenture;

     o reduce the percentage or principal amount of outstanding debt securities, the consent of whose holders is necessary for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

     A supplemental indenture which changes or eliminates any covenant or other provision of an Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities issued under an Indenture, or which modifies the rights of holders of debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the applicable Indenture of the holders of debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of an Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof. After an amendment, supplement, or waiver under this section of an Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

Restriction on Mergers, Consolidations and Sales of Assets

     Pursuant to the Indentures, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

     o AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing all the obligations of ours under the Notes,

     o immediately after giving effect to such transaction no Event of Default has occurred and is continuing and

     o other conditions as may be established in connection with the issuance of the applicable Debt Securities are met.

Defeasance and Discharge

     The Indentures provide that we are deemed to have paid and will be discharged from all obligations in respect of the debt securities of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of an Indenture will no longer be in effect with respect to the debt securities issued thereunder (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

     o we have deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the applicable debt securities, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the Indenture and the applicable debt securities,

     o    we have delivered to the trustee

          o    either

               -- an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the Indenture that a ruling is no longer required or

               -- a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and

     o an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

     o immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound,

     o we are not prohibited from making payments in respect of the applicable debt securities by the subordination provisions contained in an Indenture and

     o if at that time the applicable debt securities are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of a deposit, defeasance and discharge.

     As more fully described in the prospectus supplement, the Indentures also provide for defeasance of certain covenants.

                               OFFERED SECURITIES

     The securities which may be offered from time to time by this prospectus consist of:

     o    up to 10,000,000 shares of common stock,

     o    up to $250,000,000 initial offering price of preferred stock, and

     o    up to $250,000,000 initial offering price of debt securities.

This prospectus also relates to shares of common stock which may be issuable upon conversion of preferred stock covered by this prospectus with a market price for such common stock of up to $250,000,000 in the aggregate as of the date of issuance of such preferred stock, and upon conversion of debt securities covered by this prospectus with a market price for such common stock of up to $250,000,000 in the aggregate as of the date of issuance of such debt securities. We propose to issue and sell the securities in connection with acquisitions of and investments in other businesses and assets. The securities or any combination of the securities, either individually or as units consisting of one or more of the securities, shall be offered each on terms to be determined at the time of sale. The securities may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to agreements providing for such acquisitions or investments, as well as additional shares of common stock which may be issuable upon conversion of any convertible securities covered by this prospectus. The consideration for these acquisitions or investments may consist of equity securities, cash, indebtedness, assumption of liabilities or a combination thereof. The terms of these acquisitions and investments and of the issuance of any securities in connection therewith will generally be determined by direct negotiations with the owners of the business or assets to be acquired or invested in or, in the case of entities which are more widely held, through exchange offers to stockholders or documents soliciting the approval or statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by us. However, under certain circumstances, we may issue securities covered by this prospectus to pay brokers' commissions incurred in connection with acquisitions or investments. For a description of our common stock and preferred stock, see "Description of Capital Stock" and for a description of our debt securities, see "Description of Debt Securities."

     This prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who receive our securities in acquisitions or investments, including securities sold hereunder and shares of common stock received upon conversion of convertible securities issued hereunder ("selling stockholders"); provided, however, that no selling stockholder is authorized to use this prospectus to reoffer any such securities without first obtaining our prior written consent. Resales may be made in the manner described in this prospectus, as amended or supplemented, in the manner permitted by Rule 145(d) under the Securities Act or pursuant to exemption from the Securities Act. Profits realized on resales by selling stockholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

     Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder's agent in the sale of the securities by such selling stockholder, or the securities firm may purchase securities from the selling stockholders as principal and thereafter resell such securities from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of securities may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on The New York Stock Exchange or other exchange on which such securities are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be and underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

     A prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number and kind of securities involved and other details of such resale to the extent appropriate.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Under the By-Laws of The AES Corporation (the "Company"), and in accordance with Section 145 of the Delaware General Corporation Law ("GCL"), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Company to procure a judgment in its favor, which is hereinafter referred to as a "derivative action") by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving in such capacity or as an agent at the request of the Company for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Agents of the Company may be similarly indemnified, at the discretion of the Board of Directors.

     Under Section 145 of the GCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

     Pursuant to Company's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by the Company. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under the Company's By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Company's By-Laws.

Item 21.  Exhibits and Financial Statement Schedules

     (a)   Exhibits (see index to exhibits at E-1).

Item 22.  Undertakings

     (a)   The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Forms S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Arlington, State of Virginia on September 15, 2000.

                                       THE AES CORPORATION

                                       By: /s/  Dennis W. Bakke
                                           -------------------------------------
                                           Dennis W. Bakke
                                           President and Chief Executive Officer

     The Company and each person whose signature appears below constitutes and appoints Dennis W. Bakke and William R. Luraschi and any agent for service named in this Registration Statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, to sign any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

        Signature                       Title                           Date
        ---------                       -----                           ----

   /s/ Roger W. Sant          Chairman of the Board           September 15, 2000
----------------------------
       Roger W. Sant


   /s/ Dennis W. Bakke        President, Chief Executive      September 15, 2000
----------------------------  Officer and Director
       Dennis W. Bakke        (Principal Executive Officer)


 /s/ Dr. Alice F. Emerson     Director                        September 15, 2000
----------------------------
     Dr. Alice F. Emerson


                              Director
----------------------------
  Robert F. Hemphill, Jr.

        Signature                       Title                           Date
        ---------                       -----                           ----

/s/ Frank Jungers             Director                        September 15, 2000
---------------------------
    Frank Jungers


                              Director
----------------------------
    John H. McArthur


                              Director
----------------------------
    Hazel O'Leary


/s/ Thomas I. Unterberg       Director                        September 15, 2000
----------------------------
    Thomas I. Unterberg


/s/ Robert H. Waterman, Jr.   Director                        September 15, 2000
----------------------------
     Robert H. Waterman, Jr.


/s/ Barry J. Sharp            Senior Vice President and       September 15, 2000
----------------------------  Chief Financial Officer
    Barry J. Sharp            (Principal Financial and
                              Accounting Officer)

                                                                  EXHIBIT INDEX



Exhibits  Description of Exhibit
--------  ----------------------

4.1 Sixth Amended and Restated Certificate of Incorporation of The AES Corporation is incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended March 31, 2000 filed May 15, 2000.

4.2 By-Laws of The AES Corporation, as amended is incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended June 30, 1998 filed August 14, 1998.

4.3 Form of Senior Debt Securities Indenture between the Company and the Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Registration Statement No. 333-81953 on Form S-3 filed on July 13,
          1999)

4.4 Form of Senior Subordinated Debt Securities Indenture between the Company and the Trustee (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to Registration Statement No. 333- 81953 on Form S-3 filed on July 13, 1999)

4.5 Form of Junior Subordinated Debt Securities Indenture between the Company and the Trustee (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Registration Statement No. 333- 81953 on Form S-3 filed on July 13, 1999)

5.1+      Opinion of Davis Polk & Wardwell

12.1      Computation of ratio of earnings to fixed charges

23.1      Consent of Deloitte & Touche LLP

23.3+     Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1      Powers of Attorney for the Company (included on signature page)

25.1+ Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One, National Association (formerly known as The First National Bank of Chicago), as Trustee, under the Senior Debt Securities Indenture

25.2+ Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One, National Association (formerly known as The First National Bank of Chicago), as Trustee, under the Senior Subordinated Debt Securities Indenture

25.3+ Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One, National Association (formerly known as The First National Bank of Chicago), as Trustee, under the Junior Subordinated Debt Securities Indenture

25.4+ Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee, under the Senior Debt Securities Indenture

25.5+ Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee, under the Senior Subordinated Debt Securities Indenture

25.6+ Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee, under the Junior Subordinated Debt Securities Indenture

---------------------------
+ To be filed by Amendment.